UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 22, 2026

ZIMMER BIOMET HOLDINGS, INC.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-16407	13-4151777
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

345 East Main Street
Warsaw, Indiana		46580
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (574) 373-3333

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value	ZBH	New York Stock Exchange
2.425% Notes due 2026	ZBH 26	New York Stock Exchange
1.164% Notes due 2027	ZBH 27	New York Stock Exchange
3.518% Notes due 2032	ZBH 32	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 22, 2026, Suketu Upadhyay informed Zimmer Biomet Holdings, Inc. (the “Company”) of his intention to resign from the position of Chief Financial Officer and Executive Vice President – Finance, Operations and Supply Chain of the Company, effective as of April 28, 2026, to pursue a new professional opportunity. Mr. Upadhyay’s departure is not the result of any disagreement with the Company on any matter relating to its financial statements, internal control over financial reporting, operations, policies or practices.

In connection with Mr. Upadhyay’s departure, Paul Stellato, Vice President, Controller and Chief Accounting Officer, has been appointed to act, along with continuing to serve in his current role, as the Company’s interim Chief Financial Officer, effective upon Mr. Upadhyay’s departure, until a permanent successor is named. In this role, Mr. Stellato will serve as the Company’s principal financial officer and will continue to serve as the Company’s principal accounting officer. The Company has a search underway to identify a permanent Chief Financial Officer.

Mr. Stellato, age 51, has served as the Vice President, Controller and Chief Accounting Officer at the Company since May 2022. In this role, he oversees the Company’s global controllership and accounting functions as well as leading the financial planning and analysis function. Prior to his current role, Mr. Stellato served as Vice President Finance, Global Business Services from March 2019 through April 2022 for Xylem Inc. (“Xylem”), a global provider of water technology products and services. He joined Xylem upon its spinoff from ITT Corporation (“ITT”) in October 2011 and served as Xylem’s Vice President Finance, Financial Planning and Analysis through August 2017. He was promoted to Vice President, Controller and Chief Accounting Officer in August 2017 after serving as Interim Corporate Controller starting in August 2016, and became Vice President Finance, Global Business Services in March 2019. Prior to Xylem’s spinoff from ITT in October 2011, Mr. Stellato served with ITT beginning in May 2003, having served most recently as ITT’s General Auditor and prior to that, as Manager - Investor Relations. He began his career in public accounting with Ernst & Young LLP and Arthur Andersen LLP and is a certified public accountant.

Mr. Stellato does not have any family relationships with any of the Company’s directors or executive officers, there are no arrangements or understandings between Mr. Stellato and any other persons pursuant to which he was selected as an officer, and there are no transactions between Mr. Stellato and the Company that would be required to be reported under Item 404(a) of Regulation S-K.

In connection with Mr. Stellato’s appointment, the Company will provide the following compensation due to his additional duties as interim Chief Financial Officer: an annual base salary of $550,000 (prorated for the portion of the year that he serves in such role in 2026) and a target annual bonus opportunity for 2026 of 70% of his base salary (prorated for the portion of the year that he serves in such capacity in 2026) under the Company’s Executive Performance Incentive Plan, as amended (the “EPIP”), subject to the attainment of pre-established performance goals. He will receive the following incremental equity awards under the Company’s 2009 Stock Incentive Plan, as amended (the “2009 Plan”), each with a grant date of May 1, 2026: (i) restricted stock units with a grant date fair value of approximately $750,000 that will vest ratably on the first three (3) anniversaries of the grant date; and (ii) performance-based restricted stock units (“PRSUs”) with a grant date fair value of approximately $100,000, having substantially identical performance measures, vesting date and other terms as the annual award of PRSUs granted by the Compensation and Management Development Committee in February 2026. Each equity award granted to Mr. Stellato will be subject to the terms and conditions of the 2009 Plan and the applicable award agreement.

The EPIP and the 2009 Plan were incorporated by reference as exhibits to the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 20, 2026.

Item 7.01	Regulation FD Disclosure.

On April 28, 2026, the Company issued a press release relating to the matters described above in Item 5.02. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated into this Item 7.01 by reference.

The information in this Item 7.01, including Exhibit 99.1, is being furnished and shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that Section. The information in this Item 7.01 and Exhibit 99.1 shall not be incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press release dated April 28, 2026

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 28, 2026

ZIMMER BIOMET HOLDINGS, INC.

By:	/s/ Chad F. Phipps
Name:	Chad F. Phipps
Title:	Senior Vice President, Chief Legal and Corporate Affairs Officer and Secretary